Press Release	Source: Voiceserve, Inc.

Voiceserve Acquires VoipSwitch

Wednesday January 16, 9:30 am ET

Accretive VoipSwitch Acquisition Provides Cross Selling Opportunities for VSRV

NEW YORK & LONDON--(BUSINESS WIRE)--Voiceserve, Inc. (OTCBB:VSRV - News), a UK-based company targeting phone customers with VoIP and Pay As You Go services, today announced it completed the acquisition of VoipSwitch, a VoIP platform company offering an all-in-one services management platform.

VoipSwitch has an established customer base with hundreds of re-sellers and generated a net profit of approximately $374,000 for the fiscal year ended March 2007.

The acquisition consisted of $1.2 million cash with 3,750,000 VSRV shares valued at $1.8 million for a total of $3 million. Voiceserve paid $600,000 cash and will continue to pay the remaining balance on a monthly basis over the next year.

Voiceserve President and Chairman Alexander Ellinson, said, “This purchase is a tremendous milestone for Voiceserve. The acquisition is expected to contribute approximately $1 million in annualized revenues. These figures should be reflected in our 2009 fiscal year, which begins in April 2008. By joining forces, Voiceserve and VoipSwitch’s vast range of telecom features enables registered users unlimited access and control globally via the Internet. The variety of features can be adapted accordingly, giving Voiceserve an advantage with regard to competitors. We are excited to integrate our first acquisition and expect tremendous growth opportunities for our company in the year ahead.”

About VoipSwitch, Inc.

Established in 2001 and based in Poland, VoipSwitch creates various types of software that enable VoIP services and create coherent, efficient and easy to manage platforms. The feature that distinguishes this platform is its integrated, embedded billing system, which scales for growth. For more information about VoipSwitch, visit http://www.voipswitch.com.

About Voiceserve, Inc.

Voiceserve is a UK-based provider of low-cost Pay as You Go and prepaid cell phone services via the Internet to customers primarily in Europe, the Middle East and Africa. Products include Voice over Internet Protocol (VoIP) airtime minutes bundled with optional convenient features, including virtual numbers, direct dial, web callback, and call forwarding. Customers can purchase local virtual numbers, from 29 countries with as many as 50 different cities in a single country, on one Voice SIM card. Access to Voiceserve's network allows customers savings on average up to 85% on international calls. For more information, visit http://www.voiceserve.com.

An investment profile about VSRV is located at http://www.hawkassociates.com/vsrvprofile.aspx. Other information for investors including free e-mail alert notifications, are available at http://www.hawkassociates.com and http://www.americanmicrocaps.com.

This release contains certain forward-looking statements which involve known and unknown risks, uncertainties or other factors not under the company’s control, which may cause actual results, performance or achievements of the company to be materially different from the results, performance or other expectations implied by these forward-looking statements. These factors include, but are not limited to, those detailed in the company’s periodic filings with the Securities and Exchange Commission.

Contact:
For Voiceserve, Inc., New York
Hawk Associates
Ken AuYeung or Frank Hawkins, 305-451-1888
E-mail: info@hawkassociates.com
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Source: Voiceserve, Inc.